Exhibit 23.1



                        AUDITORS' CONSENT


The Board of Directors
Trans World Airlines, Inc.:


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. In addition, our report, dated March 4, 1998 refers to the application of fresh start reporting as of September 1, 1995.


                              /s/ KPMG Peat Marwick LLP


Kansas City, Missouri
July 13, 1998